Exhibit 99.2

BLACK KNIGHT, INC.

EMPLOYEE STOCK PURCHASE PLAN

The board of directors of Black Knight Financial Services, Inc., a Delaware corporation (“BKFS”) originally adopted the “Black Knight Financial Services, Inc. Employee Stock Purchase Plan” on July 20, 2015 (the “Effective Date”). This amendment and restatement of the “Black Knight Financial Services, Inc. Employee Stock Purchase Plan”, which is now titled the “Black Knight, Inc. Employee Stock Purchase Plan” (the “Plan”) was adopted by the board of directors of the BKFS on September 29, 2017 and assumed by Black Knight, Inc. on September 29, 2017.  The Plan shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 10.1 hereof, until all of the shares of Company Stock authorized under the Plan have been purchased according to the Plan’s provisions.

ARTICLE 1

PURPOSE OF THE PLAN

1.1 PURPOSE. The Company has determined that it is in its best interests to provide an incentive to attract and retain employees and to increase morale by providing a program through which employees may acquire a proprietary interest in the Company through the purchase of shares of Company Stock. The Plan shall permit Participants to purchase shares of Company Stock through payroll deductions and, if the Plan is approved by the Company’s stockholders, through Company matching contributions. Participation in the Plan is entirely voluntary and neither the Company nor any of its affiliates makes any recommendations to Participants as to whether they should participate in the Plan. The Plan is not intended to be an employee benefit plan under the Employee Retirement Income Security Act of 1974, as amended, nor qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE 2

DEFINITIONS

Capitalized terms used herein without definition shall have the respective meanings set forth below:

2.1 ACCOUNT. “Account” means the bookkeeping entry maintained by the Company on behalf of each Participant for the purpose of accounting for all Participant Contributions and Matching Contributions credited to the Participant pursuant to the Plan.

2.2 BASE EARNINGS. “Base Earnings” means the amount of a Participant’s regular salary or base pay that is determined by the Committee to qualify as Base Earnings for purposes of the Plan, before deductions required by law and deductions authorized by the Participant, including any elective deferrals under a plan qualified under Sections 125 or 401(a) of the Code or any nonqualified deferred compensation plan. In the case of Participants primarily compensated on a commission basis, “Base Earnings” may include commission earnings not to exceed $10,000 per month. “Base Earnings” shall not include: wages paid for overtime, extended workweek schedules or any other form of extra compensation, payments made by a Participating Company or any other entity for Social Security, workers’ compensation, unemployment compensation, disability payments or any other payment mandated by state or federal statute, or salary-related contributions made by a Participating Company or any other entity for insurance, annuity or any other employee benefit.

2.3 BOARD. “Board” means the Board of Directors of the Company.

2.4 BROKER. “Broker” means the financial institution designated by the Company to act as Broker for the Plan.

2.5 CODE. “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.6 COMMITTEE. “Committee” means the Committee described in Article 8.

2.7 COMPANY. “Company” means Black Knight, Inc., a Delaware corporation, and any successor thereto.

2.8 COMPANY STOCK. “Company Stock” means Class A common stock of the Company, par value $0.0001 per share.

2.9 ELIGIBLE PERSON. “Eligible Person” means each employee of a Participating Company. Notwithstanding the foregoing, persons determined by the Committee not to be Eligible Persons and persons on a leave of absence shall not be treated as “Eligible Persons” for purposes of this Plan.

2.10 MATCHING DATE. “Matching Date” means the date during the calendar month following the annual anniversary of the applicable Quarter End on which a Matching Contribution is made to a Participant’s Account.

2.11 PARTICIPANT. “Participant” means an Eligible Person who has satisfied the eligibility requirements of Section 3.1 and has become a participant in the Plan in accordance with Section 3.2.

2.12 PARTICIPATING COMPANY. “Participating Company” means the Company and, to the extent designated by the Committee as a Participating Company, any subsidiary or parent (as those terms are used in Form S-8) of the Company.

2.13 PAYROLL PERIOD. “Payroll Period” means the pay periods coinciding with the Participating Company’s payroll practices, as revised from time to time.

2.14 PLAN YEAR. “Plan Year” means the twelve consecutive month period ending each December 31.

2.15 QUARTER. “Quarter” means the three consecutive calendar month periods commencing January 1 through March 31, April 1 through June 30, July 1 through September 30 and October 1 through December 31 each Plan Year.

2.16 SUBSIDIARY. “Subsidiary” means any corporation or other entity, including, but not limited to, a partnership or joint venture, at least fifty percent (50%) of the total combined voting power of all classes of stock (or, in the case of a non-corporate entity, the voting equity) of which is owned, directly or indirectly, by another entity.

2.17 QUARTER END. “Quarter End” means the last day of each Quarter (i.e., March 31, June 30, September 30 or December 31).

2.18 SHARE ACCOUNT. “Share Account” means the account maintained by the Broker on behalf of each Participant for the purpose of accounting for Company Stock purchased by the Participant pursuant to the Plan.

ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1 ELIGIBILITY. Unless otherwise determined by the Committee,

(a) each Eligible Person who was employed by an organization that was part of a corporate transaction with a Participating Company immediately prior to commencing employment with the Participating Company shall be eligible to participate in the Plan upon commencing employment with the Participating Company if (1) such corporate transaction documents provided for such immediate eligibility or (2) the Committee so decides;

(b) each Eligible Person who participated in or was eligible to participate in the Fidelity National Financial, Inc. 2013 Employee Stock Purchase Plan, or any successor plan (“FNF ESPP”) immediately prior to commencing employment with the Company and ceased eligibility to participate in the FNF ESPP due to their termination of employment with Fidelity National Financial, Inc. or a Subsidiary thereof (each a “Transferred Employee”) shall be eligible to participate in the Plan upon commencing employment with the Company; and

(c) all other Eligible Persons shall be eligible to participate in the Plan following the later of:

(i) attaining the age of eighteen (18), and

(ii) the completion of ninety (90) days of employment with the Participating Company.

The Committee may, in its discretion, waive any of the foregoing eligibility requirements on an individual or group basis.

3.2 PARTICIPATION. An Eligible Person who has satisfied the eligibility requirements of Section 3.1 may become a Participant in the Plan upon his or her completion of such enrollment procedures as the Committee may prescribe, which procedures may include responding to enrollment procedures set forth via an Internet website or a voice response system authorizing payroll deductions. Payroll deductions for a Participant shall commence as soon as administratively practicable following the completion of the enrollment procedures established by the Committee and shall remain in effect until changed by the Participant in accordance with Section 4.2 below. Notwithstanding anything to the contrary, the Committee may, in its sole discretion, preclude any person from participation in the Plan, whether or not such person would otherwise meet the eligibility requirements in Section 3.1 above.

3.3 SPECIAL RULES. In the event that a person is excluded from participation in the Plan and a court of competent jurisdiction determines that the person is eligible to participate in the Plan, the person shall be treated as an Eligible Person only from the date of the court’s determination and shall not be entitled to retroactive participation in the Plan.

ARTICLE 4

PARTICIPANT CONTRIBUTIONS

4.1 PARTICIPANT ELECTION. Pursuant to the enrollment procedures established by the Committee in Section 3.2, each Participant shall designate the amount of payroll deductions (“Participant Contributions”) to be made from his or her paycheck to purchase Company Stock under the Plan. The amount of Participant Contributions shall be designated in whole percentages of Base Earnings, of at least 3% and not to exceed 15% of Base Earnings for any Plan Year. The amount so designated by the Participant shall be effective as soon as administratively practicable following completion of the enrollment procedures and shall continue until terminated or altered in accordance with Section 4.2 below.

4.2 CHANGES IN ELECTION. In accordance with procedures established by the Committee, a Participant may decrease or increase the rate of his or her Participant Contributions or elect to discontinue his or her Participant Contributions, in either case as soon as administratively practicable. No such election may be made retroactive, and any new election shall remain in effect until subsequently modified by the Participant pursuant to this Section 4.2.

4.3 PARTICIPANT ACCOUNTS. The Company shall establish and maintain a separate Account for each Participant. The amount of each Participant’s Participant Contribution, as well as his or her matching contribution as set forth in Article 5 (the “Matching Contribution”), shall be credited to his or her Account. No interest shall accrue at any time for any amount credited to an Account of a Participant.

ARTICLE 5

MATCHING CONTRIBUTIONS

5.1 OFFICERS. Subject to Section 5.5 below, for each Officer who is a Participant in the Plan and remains an Eligible Person on each day from each Quarter End until the Matching Date, the Participating Company shall credit to the Account of that Participant a Matching Contribution on the Matching Date. The Matching Contribution shall be an amount equal to one-half of the amount of the Participant Contributions set aside into the Participant’s Account for the Quarter ending on the applicable Quarter End. For purposes of the Plan, “Officer” means chief executive officer, president, executive vice president, senior vice president, vice president, or assistant vice president of a Participating Company and any other

Participant designated as an Officer by the Committee.

5.2 OTHER PARTICIPANTS. Subject to Section 5.5 below, for each Participant who is not an Officer and who remains an Eligible Person on each day from each Quarter End until the Matching Date, the Company shall credit to the Account of that Participant a Matching Contribution on the Matching Date. Except as otherwise provided in Section 5.3 below, the Matching Contribution shall be an amount equal to one-third of the amount of Participant Contributions set aside into the Participant’s Account for the Quarter ending on the applicable Quarter End.

5.3 TEN-YEAR ELIGIBLE PERSONS. Notwithstanding the provisions of Section 5.2 to the contrary, subject to Section 5.5 below, with respect to each Participant who has completed at least ten consecutive years of employment with the Participating Company at the time any Matching Contribution will be made (“Ten-Year Eligible Person”), the Matching Contribution for such Participant under Section 5.2 above with respect to any Participant Contributions made after the Participant becomes a Ten-Year Eligible Person shall be one-half of the amount of the Participant’s Participant Contributions instead of one-third. For purposes of this Section 5.3, unless determined otherwise by the Committee, a Participant’s consecutive years of employment shall include such Participant’s years of employment with (a) Fidelity National Financial, Inc. or a Subsidiary thereof, (b) Black Knight Financial Services, Inc., or a Subsidiary thereof, and/or (c) an organization that was part of a corporate transaction with the Company immediately prior to commencing employment with the Participating Company if (1) such corporate transaction documents provided for such credit or (2) if the Committee so decides.

5.4 CHANGES IN STATUS. In the event that a Participant becomes an Officer or a Ten-Year Eligible Person during a Quarter, for purposes of determining such Participant’s Matching Contribution, all Participant Contributions made during the Quarter in which the change in status occurred shall be considered to have been made as an Officer or Ten-Year Eligible Person for that Quarter.

5.5 STOCKHOLDER APPROVAL. Notwithstanding anything to the contrary, no Matching Contributions shall be made under the Plan unless the Plan is approved by the requisite vote of stockholders of the Company if such approval is required by applicable listing standards of the New York Stock Exchange.

5.6 PARTICIPANT CONTRIBUTIONS.  With respect to each Participant who is a Transferred Employee, to the extent such Participant would have received a matching contribution under the FNF ESPP, the Company shall, for the first four Quarters of such Participant’s employment with the Company, credit to that Participant’s Account a Matching Contribution equal to the matching contribution the Participant would have received under the FNF ESPP had the Participant continued to be eligible to participate in the FNF ESPP through such time period.

ARTICLE 6

PURCHASE OF STOCK

6.1 PURCHASE OF COMPANY STOCK. As soon as practicable following the close of each Payroll Period or, with respect to Matching Contributions, the Quarter End (each such case, the “Purchase Date”), the amount credited to a Participant’s Account shall be transferred by the Participating Company to the Broker, and the Plan shall cause the Broker to use such amount to purchase shares of Company Stock on the open market on the Participant’s behalf. Any balance remaining after the purchase shall be credited to the Participant’s Share Account and shall be used to purchase additional shares of Company Stock as of the next Purchase Date.

6.2 SHARE ACCOUNTS AND DELIVERY OF COMPANY STOCK.

(a) Company Stock purchased by each Participant under the Plan shall be posted to the Participant’s Share Account as soon as practicable after, and credited to such Share Account as of, each Purchase Date. Dividends on shares of Company Stock held in a Participant’s Share Account shall be credited to such Participant’s Share Account and shall be used to purchase additional shares of Company Stock as of the next following Purchase Date.

(b) Certificates representing the number of full shares of Company Stock held in a Participant’s Share Account will be delivered to such Participant as soon as administratively practicable after the Participant submits a request for the delivery of such shares pursuant to procedures established by the Committee. The time of delivery of shares may be postponed for such period as may be necessary to comply with the registration requirements under the Securities Act of 1933, as amended, the listing requirements of any securities exchange on which the Company Stock may then be listed, or the requirements under other laws or regulations applicable to the sale of such shares.

6.3 FEES AND COMMISSIONS. The Company shall pay the Broker’s administrative charges for opening the Share Accounts for the Participants and the brokerage commissions on purchases made that are attributable to the purchase of Company Stock with Participant Contributions and Matching Contributions. Participants shall pay all other expenses of their Share Account, including but not limited to the Broker’s fees attributable to the issuance of certificates for any and all shares of Company Stock held in a Participant’s Share Account. Participants shall also pay the brokerage commissions and any charges associated with the sale of Company Stock held in the Participant’s Share Account, pursuant to Section 6.4 below.

6.4 SALE OF COMPANY STOCK. Any Participant may request the Broker to sell any or all of the shares of Company Stock allocated to his or her Share Account. Unless directed otherwise by the Participant, the Broker shall mail to the Participant a check for the proceeds, less any applicable fees and brokerage commissions and any transfer taxes, registration fees or other normal charges associated with such a sale, as soon as administratively practicable thereafter.

ARTICLE 7

TERMINATION OF EMPLOYMENT

7.1 TERMINATION OF EMPLOYMENT. In the event that a Participant’s employment with the Participating Company terminates for any reason, the Participant will cease to be a Participant in the Plan as of the date of termination of employment. All cash in the Participant’s Account will be transferred to the Participant’s Share Account. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan. As of the date of termination of employment, as applicable, the Participant shall pay for any and all expenses and costs related to his or her Share Account, including but not limited to the brokerage commissions on purchases of shares of Company stock made on or after the date of termination and any other fees, commissions, or charges for which the Participant would otherwise have been responsible for if he or she had continued to be a Participant in the Plan.

ARTICLE 8

PLAN ADMINISTRATION

8.1 PLAN ADMINISTRATION.

(a) Authority to control and manage the operation and administration of the Plan shall be vested in the Board, or a committee (“Committee’) appointed by the Board. Until such time as the Board appoints a Committee to administer the Plan, the Board shall serve as the Committee for purposes of the Plan. The Board or Committee shall have all powers necessary to supervise the administration of the Plan and control its operations.

(b) In addition to any powers and authority conferred on the Board or Committee elsewhere in the Plan or by law, the Board or Committee shall have the following powers and authority:

(i) To designate agents to carry out responsibilities relating to the Plan;

(ii) To administer, interpret, construe and apply this Plan and to answer all questions that may arise or that may be raised under this Plan by a Participant, his or her beneficiary or any other person whatsoever;

(iii) To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan; and

(iv) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient for the operation of the Plan.

(c) Any action taken in good faith by the Board or Committee in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon a Participant and his or her beneficiaries. All discretionary powers conferred upon the Board and Committee shall be absolute.

8.2 LIMITATION ON LIABILITY. No employee, officer, or member of the Board or Committee shall be subject to any liability with respect to his or her duties under the Plan unless the person acts fraudulently or in bad faith. To the extent permitted by law, the Company shall indemnify each member of the Board or Committee, and any other employee, officer, or member of the Board or Committee with duties under the Plan who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of the person’s conduct in the performance of his or her duties under the Plan.

ARTICLE 9

COMPANY STOCK

9.1 MAXIMUM NUMBER OF SHARES. Subject to Section 9.3 below, the maximum number of shares of Company Stock which may be purchased under the Plan pursuant to Participant Contributions and Matching Contributions on or after the Effective Date is 5,000,000 shares. All shares of Company Stock purchased pursuant to the terms of this Plan shall be purchased on the open market.

9.2 VOTING COMPANY STOCK. The Participant will have no interest or voting right in shares of Company Stock to be purchased under Article 6 of the Plan until such shares have been purchased.

9.3 ADJUSTMENTS. In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the shares of Company Stock, such adjustment shall be made in the number and kind of shares of Company Stock that may be purchased under the Plan as set forth in Section 9.1, and the number and kind of shares of Company Stock held in each Participant’s Share Account, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights. The decision by the Committee regarding any such adjustment shall be final, binding and conclusive.

ARTICLE 10

MISCELLANEOUS MATTERS

10.1 AMENDMENT AND TERMINATION. The Board reserves the right to amend, modify, or terminate the Plan at any time; provided, however, that no amendment that requires stockholder approval in order for the Plan to continue to comply with the New York Stock Exchange listing standards or any rule promulgated by the United States Securities and Exchange Commission or any securities exchange on which the securities of the Company are listed shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon within the time period required under such applicable listing standard or rule. Upon termination of the Plan, all cash in the Participant’s Account will be transferred to the Participant’s Share Account. The Broker may continue to maintain the Participant’s Share Account on behalf of the Participant; however, the Participant’s Share Account will cease to be administered under or have any other affiliation with the Plan, and the Participant shall thereafter be responsible for any and all expenses and costs related to his or her Share Account. Notwithstanding the foregoing, no such amendment or termination shall affect rights previously granted, nor may an amendment make any change in any right previously granted which adversely affects the rights of any Participant without the consent of such Participant.

10.2 TAX WITHOLDING. All amounts contributed (including Matching Contributions) or payable under this Plan shall be subject to deduction for any taxes required by law to be withheld in respect thereof.

10.3 BENEFITS NOT ALIENABLE. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily, except as expressly permitted in this Plan. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

10.4 NO ENLARGEMENT OF EMPLOYEE RIGHTS. This Plan is strictly a voluntary undertaking on the part of the Participating Company and shall not be deemed to constitute a contract between the Participating Company and any Eligible Person or to be consideration for, or an inducement to, or a condition of, the employment of any Eligible Person. Nothing contained in the Plan shall be deemed to give the right to any Eligible Person to be retained as an employ of, or otherwise by, the Participating Company or to interfere with the right of the Participating Company to discharge any Eligible Person at any time.

10.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

10.6 NON-BUSINESS DAYS. When any act under the Plan is required to be performed on a day that falls on a Saturday, Sunday or legal holiday, that act shall be performed on the next succeeding day which is not a Saturday, Sunday or legal holiday.

10.7 COMPLIANCE WITH SECURITIES LAWS. Notwithstanding any provision of the Plan to the contrary, the Committee shall administer the Plan in such a way to insure that the Plan at all times complies with any applicable requirements of Federal securities laws.